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                                  EXHIBIT 11.1
                      SYNTRO CORPORATION AND SUBSIDIARIES
                         EARNINGS PER SHARE CALCULATION



                                                                    Three Months Ended                 Six Months Ended
                                                                         MARCH 31,                         MARCH 31,
                                                              ---------------------------       ----------------------------
                                                                1995               1994              1995             1994
                                                              ---------        ----------       ----------        ----------
     PRIMARY
     -------

Net loss                                                       $    (74,459)     $  (117,446)    $   (409,221)     $  (103,222)
                                                               ============      ===========     ============      ===========

Weighted average number of common
   shares outstanding during the period                          11,397,184       11,382,415       11,392,559       11,380,665

Add - common equivalent shares
   (determined using the "treasury
   stock method") representing shares
   issuable upon exercise of stock
   options                                                               --               --               --               --
                                                               ------------      -----------     ------------       ----------

     Weighted average number of shares
       used in calculation of primary
       loss per share                                            11,397,184       11,382,415       11,392,559       11,380,665
                                                               ============      ===========     ============      ===========

Primary loss per common share                                         $(.01)           $(.01)           $(.04)           $(.01)
                                                               ============      ===========     ============      ===========



     FULLY DILUTED
     -------------

Net loss                                                       $    (74,459)    $   (117,446)    $   (409,221)    $   (103,222)
                                                               ============     ============     ============     ============

Weighted average number of shares used
   in calculating primary income per
   common share                                                  11,397,184       11,382,415       11,392,559       11,380,665

Add incremental shares representing:
   Shares issuable upon exercise of stock
     options included in primary
     calculation above                                                   --               --               --               --
   Shares issuable upon exercise of stock
     options based on period end market
     price                                                               --               --               --               --
                                                               ------------     ------------     ------------     ------------

     Weighted average number of shares
       used in calculation of fully diluted
       loss per share                                            11,397,184       11,382,415       11,392,559       11,380,665
                                                                ===========      ===========      ===========      ===========

Fully diluted loss per common share                                   $(.01)           $(.01)           $(.04)           $(.01)
                                                                ===========      ===========      ===========      ===========





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